EXHIBIT 2



                             STOCK OPTION AGREEMENT
                             ----------------------


         THIS STOCK OPTION AGREEMENT ("Option Agreement") dated as of the 22nd day of February, 2001, by and between WESBANCO, INC., a West Virginia corporation ("Wesbanco") and AMERICAN BANCORPORATION, an Ohio corporation ("American").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Boards of Directors of Wesbanco and American have approved an Agreement and Plan of Merger ("Merger Agreement"), which contemplates the merger of American with AB Corporation, a West Virginia corporation and wholly-owned subsidiary of Wesbanco ("AB"), with AB continuing as the surviving corporation;

         WHEREAS, as a condition to Wesbanco's entry into the Merger Agreement and to induce such entry, American has agreed to grant to Wesbanco the option set forth herein to purchase authorized but unissued shares of common stock, without par value, of American ("American Common Stock");

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, American hereby grants to Wesbanco an option ("Option") to purchase up to 622,805 shares of American Common Stock, at a price of $18.00 per share (the "Option Price") payable in cash as provided in Section 4 hereof; provided, however, that in the event American issues or agrees to issue any shares of American Common Stock (other than as permitted under the Merger Agreement) at a price less than $18.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

         3.  EXERCISE OF OPTION.

               a. Provided that Wesbanco is not in material  breach of
          the agreements and covenants contained in the Merger Agreement, Wesbanco may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law), or (iii) six months after termination of the Merger Agreement due to a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

               b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (i) any person (other than American, Wheeling
               National Bank (the "American Subsidiary"), Wesbanco or any affiliate of Wesbanco) shall have commenced a bona fide tender or exchange offer to purchase shares of American Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of American Common Stock;

                    (ii) any person  (other than  American or the
               American Subsidiary), other than in connection with a transaction to which Wesbanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to
               (x) merge or consolidate, or enter into any similar transaction, with American or the American Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of American or the American Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of American or the American Subsidiary;

                    (iii) any person  (other than  American,  the
               American Subsidiary, the American Subsidiary in a fiduciary capacity, Wesbanco, affiliates of Wesbanco or subsidiaries of Wesbanco in a fiduciary capacity) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                    (iv) any person  (other than  American or the
               American  Subsidiary)  shall have made a bona fide
               proposal to American by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire American or the American Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or

                    (v) American  shall have  willfully  breached
               Section 8.21(d) of the Merger Agreement, which breach would entitle Wesbanco to terminate such Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions  giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

               c. In the event Wesbanco wishes to exercise the Option, it shall send to American a written notice (the date of which being herein referred to as "Notice Date") specifying
          (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Wesbanco shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         4.  PAYMENT AND DELIVERY OF CERTIFICATES.

               a. At the closing referred to in Section 3(c) hereof, Wesbanco shall pay to American the aggregate purchase price for the shares of American Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by American.

               b. At such closing, simultaneously with the delivery of cash as provided in subsection (a), American shall deliver to Wesbanco a certificate or certificates representing the number of shares of American Common Stock purchased by Wesbanco, and Wesbanco shall deliver to American a letter agreeing that Wesbanco will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

               c. Certificates for American Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                    "The  transfer of the shares  represented  by
               this certificate is subject to certain provisions of an agreement between the registered holder hereof and American Bancorporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of American Bancorporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by American Bancorporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Wesbanco shall have delivered to American a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to American, to the effect that such legend is not required for purposes of the Securities Act.

         5. REPRESENTATIONS. American hereby represents, warrants and covenants to Wesbanco as follows:

               a. American shall at all times maintain sufficient authorized but unissued shares of American Common Stock so that the Option may be exercised without authorization of additional shares of American Common Stock.

               b. The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in American Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of American Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of American Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of American Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize American to breach any provision of the Merger Agreement.

         7. REGISTRATION RIGHTS. American shall, if requested by Wesbanco, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of American Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Wesbanco. Wesbanco shall provide all information reasonably requested by American for inclusion in any registration statement to be filed hereunder. American will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. In no event shall American be required to effect more than two registrations hereunder. All expenses of registrations hereunder shall be borne equally by American and Wesbanco. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by American of American Common Stock. If requested by Wesbanco, in connection with any such registration, American will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Wesbanco or assignee thereof under this Section 7, American agrees to send a copy thereof to Wesbanco and to any assignee thereof known to American, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         8. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of American Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of American to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         9.  PUT-BACK RIGHTS.

               a. Upon the consummation of any Purchase Event described in Section 3(b)(ii) or (v) hereof such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of American purchase or other acquisition of securities representing 51% or more of the voting power of American or the American Subsidiary has been consummated, or (ii) a willful breach under Section 8.21(d) of the Merger Agreement has occurred so that
          Wesbanco would be entitled to terminate the Merger Agreement, and prior to the expiration of the Option in accordance with the terms hereof, at the request of Wesbanco, American shall repurchase the Option from Wesbanco at a price (the

          "Repurchase Price") equal to the difference between the market/offer price (as defined below) for shares of American Common Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price (the market/offer price is defined as the higher of the price per share at which a tender offer or exchange offer for 51% or more of the voting securities of American has been made and consummated, the price per share actually paid by any third party pursuant to an agreement that has been consummated whereby American has been merged, consolidated with or otherwise acquired by a third party, and the highest closing price for American Common Stock within the four-month period immediately preceding the date Wesbanco gives written notice of the required repurchase of the Option pursuant to this Section
          9). In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for American Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

               b. Wesbanco may exercise its right to require American to repurchase the Option pursuant to this Section 9 by giving American written notice of its exercise of its repurchase right in accordance with the provisions of this
          Section 9. Subject to the last proviso of paragraph 9(c) below, as promptly as practicable, and in any event within five business days after the receipt of such notice or notices relating thereto, American shall deliver or cause to be delivered to Wesbanco the Repurchase Price for the Option or the portion thereof which American is not then prohibited under applicable law and regulation from so delivering.

               c. To the extent that American is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, American shall immediately so notify Wesbanco and thereafter deliver or cause to be delivered, from time to time, to Wesbanco, as appropriate, the portion of the Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which American is no longer so prohibited, provided, however, that to the extent that American is at the time and after the expiration of 12 months, so prohibited from delivering to Wesbanco, the Repurchase Price, in full (and American hereby undertakes to use its best efforts to receive all required regulatory and legal approvals as promptly as practicable), American shall deliver to Wesbanco a new Option evidencing the right of Wesbanco to purchase that number of shares of American Common Stock obtained by multiplying the number of shares of American Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Repurchase Price, and American shall have no further obligation to repurchase such new Option; and provided, further, that upon receipt of such notice and until five days thereafter Wesbanco may revoke its notice of repurchase of the Option by written notice to American at its principal office stating that Wesbanco elects to revoke its election to exercise its rights to require American to repurchase the Option, whereupon American will promptly deliver to Wesbanco the Option and American shall have no further obligation to repurchase such Option.

         10. FIRST REFUSAL. If at any time during the eighteen months immediately following the first purchase of shares of American Common Stock pursuant to the Option, Wesbanco shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of American Common Stock acquired by it pursuant to the Option other than in accordance with the put-back rights in Section 9 hereof, it shall give

American written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Wesbanco to American, which may be accepted within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party. Settlement for any shares purchased by American shall be within 15 business days of the date of the acceptance of the offer and the purchase price shall be paid to Wesbanco in immediately available funds; provided that if prior notification to or approval of any federal or state regulatory authority is required in connection with such purchase, American shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. In the event of the failure or refusal of American to purchase all of the shares covered by the Offeror's Notice or any applicable regulatory authority shall disapprove American's proposed purchase of such shares, Wesbanco may sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to any disposition (i) as a result of which the proposed transferee would own not more than five percent of the then outstanding shares of American Common Stock, (ii) of American Common Stock by a person to which Wesbanco has assigned its rights under the Option in accordance with Section 11(c) hereof or (iii) pursuant to a registration under Section 7 hereof.


         11.  MISCELLANEOUS.

               a. EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

               b. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

               c. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

               d. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 18 of the Merger Agreement.

               e. COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               f.  SPECIFIC  PERFORMANCE.   The  parties   agree  that
          damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

               g. GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                     WESBANCO, INC.

                                     By /s/ Edward M. George
                                        -------------------------
                                        Its President & Chief Executive Officer


                                     AMERICAN BANCORPORATION

                                     By /s/ Jeremy C. Mccamic
                                        ------------------------
                                        Its Chairman & Chief Executive Officer